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                                                                      Exhibit 2



                             HARRIS FINANCIAL, INC
                              STOCK ISSUANCE PLAN


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                               TABLE OF CONTENTS

1.   Introduction - Business Purpose.....................................1
2.   Definitions.........................................................2
3.   The Offering........................................................6
4.   Conditions to Completion of the Offering............................7
5.   Timing of the Sale of Capital Stock.................................8
6.   Rights of Depositors to Receive Prospectuses........................8
7.   Number of Shares to be Offered......................................8
8.   Purchase Price of Shares............................................8
9.   Method of Offering Shares and Rights to Purchase Stock..............9
10.  Additional Limitations on Purchases of Common Stock................12
11.  Payment for Stock..................................................14
12.  Manner of Exercising Subscription Rights Through Order Forms.......15
13.  Undelivered, Defective or Late Order Form; Insufficient Payment....16
14.  Completion of the Offering.........................................16
15.  Market for Common Stock............................................17
16.  Stock Purchases by Management Persons After the Offering...........17
17.  Resales of Stock by Management Persons.............................17
18.  Stock Certificates.................................................17
19.  Restriction on Financing Stock Purchases...........................17
20.  Stock Benefit Plans................................................17
21.  Post-Reorganization Filing and Market Making.......................18
22.  Payment of Dividends and Repurchase of Stock.......................18
23.  Interpretation.....................................................18
24.  Amendment or Termination of the Plan...............................19
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 1.  Introduction - Business Purpose

     In January 1994, Harris Savings Bank was reorganized (the "Reorganization") from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered mutual holding company, Harris Financial, MHC (the "Mutual Company") pursuant to a Plan of Reorganization that was approved by the Bank's depositors and the Pennsylvania Department of Banking. As part of the Reorganization, a Pennsylvania chartered capital stock savings bank, Harris Savings Bank (the "Bank") was organized to become a majority-owned subsidiary of the Mutual Company. The Mutual Company transferred substantially all of its assets, and all of its liabilities to the new stock Bank in exchange for 25,500,000 shares (as adjusted for a 1997 three-for-one stock split) of the Bank's common stock. The Plan of Reorganization requires the Mutual Company to own a majority of the outstanding shares of common stock, but authorized one or more minority stock offerings. At the time and as part of the Reorganization, the Bank conducted a minority stock offering in which it sold 7,875,000 shares (as adjusted) of common stock to its customers and employee benefit plans. At the conclusion of the Reorganization, the Mutual Company owned 76.4% of the Bank's outstanding shares of common stock and stockholders other than the Mutual Company owned 23.6%.

     The Bank formed Harris Financial, Inc., (the "Company") a Pennsylvania corporation, to become the stock holding company of the Bank in a transaction (the "Two-Tier Reorganization") that was completed in September 1997. In the Two-Tier Reorganization, each share of the Bank's common stock was converted into and became a share of common stock of the Company ("Common Stock"), and the Bank became a wholly-owned subsidiary of the Company. The Mutual Company, which owned a majority of the Bank's outstanding shares of common stock immediately prior to completion of the Two-Tier Reorganization, became the owner of the same percentage of the outstanding shares of Common Stock of the Company immediately following the completion of the Two-Tier Reorganization.

     On June 16, 1998, the Board of Directors of the Company adopted this Plan of Stock Issuance (the "Plan") pursuant to which the Company proposes to offer additional shares of Common Stock to certain of the Bank's depositors, the public, and the Bank's employee stock ownership plan. On the same date the Plan was ratified by the Board of Trustees of the Mutual Company and the Board of Directors of the Bank.

     In adopting the Plan, the Company's Board of Directors determined that the Plan is advisable and in the best interest of the Company's stockholders and in the best interests of the Company's stockholders other than the Mutual Company. In ratifying the Plan, the Mutual Company's Board of Trustees determined that the Plan is advisable and in the best interest of the Mutual Company and the Bank's depositors. The offering pursuant to the Plan will add financial strength to the consolidated Company, thereby enhancing the value of the Mutual Company's primary asset. The increase in the Company's capital will increase the Company's ability to serve as a source of strength to the Bank, and the increase in the Company's and the Bank's capital will provide additional protection to the Bank's depositors. Certain of the Bank's depositors will be given subscription rights to purchase the Common Stock issued pursuant to the Plan. Although the Mutual Company's contribution of shares of Common Stock to the Company will decrease the percentage
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of the Company owned by the Mutual Company, it will increase the aggregate book value of the shares of Common Stock held by the Mutual Company and will only slightly (or not at all) decrease the aggregate earnings attributable to the shares of Common Stock held by the Mutual Company. The Offering does not preclude the Mutual Company from conducting a mutual-to-stock conversion in the future.

 2.  Definitions

     As used in this Plan, the terms set forth below have the following meanings:

     Acting in Concert: Means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of votes or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with the other party, except that any Tax-Qualified Employee Benefit Plan or Non-Tax-Qualified Employee Benefit Plan will not be deemed to be acting in concert with any other Tax-Qualified Employee Benefit Plan or Non-Tax-Qualified Employee Benefit Plan or with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the Board of Directors of the Company or officers delegated by such Board, and may be based on any evidence upon which the Board or such delegatee chooses to rely.

     Actual Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock is actually sold at the conclusion of the Offering.

     Affiliate: Any Person that controls, is controlled by, or is under common control with another person.

     Associate: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Company, the Mutual Company or a majority-owned subsidiary of any thereof) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director, trustees, or officer of the Bank, the Mutual Company, the Company or any subsidiary of the Mutual Company or the Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any trustee, director or officer of the Mutual Company, the Company or the Bank, to the extent provided

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in Section 9 hereof. When used to refer to a Person other than an officer or director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

     Bank: Harris Savings Bank.

     Banking Law: The Banking Law of the state of Pennsylvania.

     BHCA: The Bank Holding Company Act of 1956, as amended.

     Capital Stock:  Any and all authorized stock of the Bank or the Company.

     Commissioner: The Commissioner of the Pennsylvania Department of Banking.

     Common Stock:  Common Stock, par value $.01, of the Company.

     Community: Each Pennsylvania and Maryland county in which the Bank maintains a full-service office, including the Pennsylvania counties of Dauphin, Cumberland, York, Lancaster and Lebanon, and the Maryland county of Washington.

     Community Offering: The offering to certain members of the general public of any shares for which subscriptions have not been accepted in the Subscription Offering. The Community Offering may include a syndicated community offering and may be followed by a public offering.

     Company: Harris Financial, Inc.

     Department: The Pennsylvania Department of Banking.

     Deposit Account(s): All withdrawable deposits of the Bank including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

     Effective Date: The date of the consummation of the Offering.

     Eligibility Record Date: May 31, 1997, the date for determining the depositors that qualify as an Eligible Account Holder.

     Eligible Account Holder: Any depositor holding a Qualifying Deposit on the Eligibility Record Date.

     ESOP: The Bank's employee stock ownership plan.

     Exchange Act: The Securities Exchange Act of 1934, as amended.

     FDIC: The Federal Deposit Insurance Corporation.


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     FRB: The Board of Governors of the Federal Reserve System.

     FRB Application: The application to be submitted to obtain FRB approval of the Offering.

     Management Person: Any Officer or Director of the Bank or the Company or any Affiliate of the Bank or the Company, and any person acting in concert with any such Officer or Director.

     Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

     Marketing Agent: The broker-dealer responsible for organizing and managing the Offering and sale of the Common Stock.

     Minority Ownership Interest: The outstanding shares of Common Stock, expressed as a percentage, owned by persons other than the Mutual Company.

     Minority Stockholder: Any owner of Common Stock, other than the Mutual Company.

     Mutual Company: Harris Financial, MHC.

     Non-Voting Stock: Any Capital Stock other than Voting Stock.

     Offering: The offering of Common Stock in a Subscription Offering and, to the extent shares remain available, in a Community Offering.

     Offering Price Range: The per share price range of Common Stock established by the Company prior to the commencement of the Offering.

     Officer: An executive officer of the Company or the Bank, including the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other employee participating in major policy making functions of the institution.

     Parent: A company that controls another company, either directly or indirectly through one or more subsidiaries.

     Person: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

     Plan: This Stock Issuance Plan.


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     Qualifying Deposit: The aggregate of one or more Deposit Accounts with an aggregate balance of $50 or more as of the close of business on the Eligibility Record Date or as of the close of business on the Supplemental Eligibility Record Date, as the case may be. Deposit Accounts with aggregate total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

     Reorganization: The 1994 reorganization of the Bank into the mutual holding company structure.

     Resident: The terms "resident" "residence," "reside," or "residing" as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Company may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Company.

     SEC: The Securities and Exchange Commission.

     Subscription Offering: The offering of Common Stock of the Company to Eligible Account Holders, Tax-Qualified Plans and Supplemental Eligible Account Holders.

     Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

     Supplemental Eligibility Record Date: The record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the Department's approval of the Plan and/or the Offering.

     Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or Director of the Bank.

     Syndicated Community Offering: At the discretion of the Company, the offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

     Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Company, the Mutual Company or any of their affiliates, which, with its related

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trusts, meets the requirements to be qualified under Section 401 of the Internal
Revenue Code. The term Non-Tax-Qualified Employee Benefit Plan means any defined benefit plan or defined contribution plan which is not so qualified.

     Voting Stock:

     (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder: (i) To vote for or to select directors of the Bank or the Company; and
(ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Company.

     (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if: (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Company, or the payment of dividends by the Bank or the Company when preferred dividends are in arrears; (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Company.

     (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

 3.  The Offering

     The Company is offering additional shares of its Common Stock to the public such that its Minority Ownership Interest would be increased to up to a maximum of 49.9%, including any shares underlying options outstanding as of the completion of the Offering. Pursuant to the terms set forth herein, the Company will offer shares of Common Stock to Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders in the respective priorities set forth in this Plan (the "Offering"). Any shares of Common Stock not subscribed for by the foregoing classes of persons may be offered for sale to certain members of the general public, with preference first given to Minority Stockholders as of a specified date and then to natural persons residing in the Community, and/or in a Syndicated Community Offering or through an underwritten firm

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commitment public offering, or through a combination thereof. The Offering will result in the Minority Ownership Interest increasing to a maximum of 49.9%, and the Mutual Company's ownership interest in the Company decreasing to a minimum of 50.1%. The Offering will have no impact on depositors, borrowers or other customers of the Bank. The Bank will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by applicable law.

     The Offering would be effected as follows, or in any other manner approved by the Department that results in immaterial adverse tax accounting consequences. The choice of the method that will be used will be made by the Board of Directors of the Company prior to conclusion of the Offering. Each of the steps shall be deemed to occur in such order as is necessary to consummate the Offering pursuant to the Plan and the intent of the Board of Directors of the Company.

     1. All shares sold in the Offering will be issued by the Company from authorized but unissued shares.

     2. The Company would offer for sale in the Offering the newly issued shares on a priority basis, as set forth in the Plan.

     3. Prior to consummation of the Offering, the Mutual Company, as the majority stockholder of the Company, in the interest of increasing the value of the Company, while not materially diluting the value of the Common Stock, will make a capital contribution to the Company of shares of Common Stock held by the Mutual Company, in an amount equal to the number of shares sold in the Offering but in no event in an amount that would reduce the Mutual Company's ownership interest in the Company to less that 50.1%.

     4. The Company would cancel the shares contributed to it by the Mutual Company, so as to lessen the dilutive effect of the new issuance.

     Expenses incurred in connection with the Offering should be reasonable.

 4.  Conditions to Completion of the Offering

     Consummation of the Offering is conditioned upon the following:

     A. Approval of the Plan by a majority of the Board of Directors of the Company.

     B. Ratification of the Plan by a majority of the Board of Trustees of the Mutual Company and a majority of the Board of Directors of the Bank.

     C. Receipt of any required approvals from the Department.

     D. Receipt of any required approvals from the FRB.


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     E. The sale of the minimum number of shares offered for sale in the
        Offering.

 5.  Timing of the Sale of Capital Stock

     The Bank intends to consummate the Offering as soon as feasible following the receipt of all approvals required by the Plan.

 6.  Rights of Depositors to Receive Prospectuses

     The Company shall not be required to send a prospectus and stock order form to all Eligible Account Holders or Supplemental Eligible Account Holders, but may in lieu thereof send a postage prepaid card that permits such depositors to request a copy of the prospectus and stock order form. The Company may require that the postage pre-paid card be returned to the Company or the Bank by a reasonable date certain. If such cards are not timely returned, then at the discretion of the Company the subscription rights of such persons shall lapse, and the Company shall not be required to forward a copy of the prospectus and stock order form to such depositors.

 7.  Number of Shares to be Offered

     The total number of shares (or range thereof) of Common Stock to be offered for sale pursuant to the Plan shall be determined initially by the Boards of Directors of the Company and the Bank and the Board of Trustees of the Mutual Company in conjunction with the Marketing Agent, based upon pro forma information prepared by the Marketing Agent. The total number of shares of Common Stock that may be owned by persons other than the Mutual Company at the close of the Offering must be less than 50% of the issued and outstanding shares of Common Stock.

8.  Purchase Price of Shares

     An Offering Price Range shall be established by the Company and the Mutual Company prior to commencement of the Subscription and Community Offerings. Such range shall be determined by the Company and the Mutual Company on the basis of relevant market factors and upon the advice of the Marketing Agent. All shares of Common Stock sold in the Offering shall be sold at a uniform fixed price per share, referred to herein as the Actual Purchase Price. The Actual Purchase Price shall be determined by the Board of Directors of the Company, in conjunction with the Marketing Agent, immediately prior to the Effective Date. The Marketing Agent shall provide an opinion to the Company and the Mutual Company that the price is fair from a financial point of view to (i) the Mutual Company and the Bank's depositors, and (ii) stockholders of the Company including stockholders other than the Mutual Company.

     If there is a Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Common Stock is sold in such Syndicated Community Offering shall not be greater than the maximum nor less than

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the minimum of the Offering Price Range as determined by the Company and the
Mutual Company subject to approval by the Department. Upon consummation of the sale in the Syndicated Community Offering of the shares of Common Stock unsubscribed for in the Subscription and Community Offerings, the price at which the shares are sold in the Syndicated Community Offering shall also be the Actual Purchase Price paid for all shares of Common Stock in the Subscription, Community and Syndicated Community Offerings.

     The Common Stock to be issued in the Offering shall be fully paid and nonassessable.

 9.  Method of Offering Shares and Rights to Purchase Stock

     In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders;
(2) Tax-Qualified Employee Plans; and (3) Supplemental Eligible Account Holders. Any shares of Common Stock that are not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. The minimum purchase by any Person shall be $500 of Common Stock. The Company may use its discretion in determining whether prospective purchasers are "Residents," "Associates," or "Acting in Concert," and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Company, and may be based on whatever evidence the Company chooses to use in making any such determination.

     In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the Department and the FRB, and may change the order of priorities set forth below if required by the FRB or the Department. The priorities for the purchase of shares in the Offering are as follows:

      A.  Subscription Offering

      Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferrable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the greater of $250,000, one-tenth of one percent (.10%) of the total shares offered in the Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by Officers and Directors of the


                                       9
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Company and the Bank including associates of Officers and Directors, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

     Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Offering. In the event of an oversubscription in the Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Offering.

     Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the greater of $250,000, one-tenth of one percent (.10%) of the total shares offered in the Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceed available shares, the available shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

     B.  Community Offering/Public Offering

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference given to Minority Stockholders and then to those natural persons who are residents of the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Company and the Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Company and the Bank may pay a commission

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or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Community Offering may include a syndicated community offering managed by such investment banking firm or firms. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $500,000 of Common Stock offered in the Community Offering. Further, the Company may limit total subscriptions under this Subsection so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Company may reserve shares offered in the Community Offering for sales to institutional investors.

     In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover any reservation of shares for a public offering or institutional orders, next to cover orders of Minority Stockholders, next to cover orders of natural persons residing in the Community, then to cover the orders of any other person subscribing for shares in the Community Offering so that each person in such category of the Community Offering may receive 1,000 shares, and thereafter, on a pro rata basis to persons in such category of the Community Offering based on the amount of their respective subscriptions.

     The Bank and the Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Subsection.

     Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, shall then be sold to the underwriters for resale to the general public in a public offering. It is expected that the public offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The public offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The public offering price and the underwriting discount shall be determined by an underwriting agreement between the Company and the underwriters.

     If for any reason a public offering of unsubscribed shares of Common Stock is not advisable or cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Company will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Department and, if necessary, the FRB, and to compliance with applicable securities laws.

     Depending upon market and financial conditions, the Board of Directors of the Company with the approval of the Department, if required, may increase or decrease any of the purchase limitations set forth in this Subsection.

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 10. Additional Limitations on Purchases of Common Stock

     Purchases of Common Stock in the Offering will be subject to the following purchase limitations:

     (1) The aggregate amount of outstanding Common Stock owned or controlled by persons other than Mutual Company at the close of the Offering shall be less than 50% of the Company's total outstanding Common Stock.

    (2) No Eligible Account Holder or Supplemental Eligible Account Holder may in their capacities as such purchase in the Subscription Offering more than $250,000 of Common Stock, and no Person, Associate thereof, or group of persons acting in concert, may purchase more than $500,000 of Common Stock offered in the Offering, except that: (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitations up to 5% of the number of shares offered in the Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Offering; and (iii) for purposes of this Subsection shares to be held by any Tax-Qualified Employee Plan and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

     (3) The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Bank or the Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such persons in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock held by persons other than the Mutual Company at the conclusion of the Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans of the Company or the Bank that are attributable to such persons shall not be counted.

     (4) The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Bank and the Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or persons in the secondary market, shall not exceed 25% of the stockholders' equity of the Company at the close of the Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans of the Company or the Bank that are attributable to such persons shall not be counted.

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

     (5) The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Bank or the Company, by any Non-Tax-Qualified Employee Plan of the Company or the Bank or Management Person and their Associates, exclusive of any shares of Common Stock acquired by such plan or persons in the secondary market, shall not exceed 10% of the outstanding shares of Common Stock held by persons other than the Mutual Company at the conclusion of the Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Plans and Non-Tax-Qualified Employee Plans of the Company or the Bank that are attributable to such persons shall not be counted.

     (6) The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Bank or the Company, by any Non-Tax-Qualified Employee Plan of the Company or the Bank or Management Person and their Associates, exclusive of any shares of Common Stock acquired by such plan or persons in the secondary market, shall not exceed 10% of the stockholders' equity of the Company held by persons other than the Mutual Company at the conclusion of the Offering.

     (7) The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Bank or the Company, by any Tax-Qualified Employee Plan of the Company, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 10% of the outstanding Common Stock held by persons other than the Mutual Company at the conclusion of the Offering.

     (8) The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Bank or the Company, by any Tax-Qualified Employee Plan of the Company, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 10% of the stockholders' equity of the Company held by persons other than the Mutual Company at the conclusion of the Offering.

     (9) Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

     (10) The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

     (11) The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, the Company and the Bank are not required to offer Common Stock to any person who resides in a foreign country.

     Prior to the consummation of the Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan.

     EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE COMPANY MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE DEPARTMENT FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

 11. Payment for Stock

     All payments for Common Stock subscribed for or ordered in the Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended; provided, that if Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Actual Subscription Price upon consummation of the Offering, provided that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Offering, a loan commitment to lend to the ESOP, at such time, the aggregated Actual Purchase Price of the shares for which it subscribed. The Company or the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

     Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from designated accounts at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Department and, if necessary, the FRB) following the Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at a rate, not less than the Bank's passbook rate, established by the Bank on payment for Common Stock received in money order or by check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

 12. Manner of Exercising Subscription Rights Through Stock Order Forms

     Except as otherwise set forth herein, after the prospectus prepared by the Company and the Bank has been declared effective by the SEC, copies of the prospectus and order forms will be distributed to all depositors with subscription rights, at their last known addresses appearing on the records of the Bank, and may be made available for use by persons permitted to purchase in the Community Offering. A prospectus need not be provided to depositors to whom the Company mailed materials permitting such depositor to return to the Company by a reasonable date certain a postage paid card or other written communication requesting receipt of the Prospectus if such depositor did not return such postage paid card or otherwise request a copy of the Prospectus by the required date.

     Each order form will be preceded or accompanied by the prospectus describing the Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

     A. A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are initially mailed to depositors by the Bank, and which date will constitute the termination of the Subscription Offering;

     B. The number of shares of Common Stock to be sold in the Subscription and Community Offerings;

     C. A description of the minimum and maximum price per share of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

     D. Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

     E. An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

     F. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with check or money order in the full amount of the aggregate purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

     G. A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

     Notwithstanding the above, the Bank and the Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

 13. Undelivered, Defective or Late Order Form; Insufficient Payment

     In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the Department and, if necessary, the FRB.

 14. Completion of the Offering

     The Offering will be terminated if not completed within 90 days from the date of approval by the Department, unless an extension is approved by the Department, and, if necessary, the FRB.

 15. Market for Common Stock

     If at the close of the Offering the Company has more than 100 shareholders of any class of stock, the Company shall use its best efforts to: (i) encourage and assist a market maker to establish and maintain a market for that class of stock; and (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

 16. Stock Purchases by Management Persons After the Offering

     For a period of three years after the proposed Offering, no Management Person or his or her Associates may purchase or acquire direct or indirect beneficial ownership, without the prior written approval of the Department, and, if necessary, the FRB, any Common Stock of the Company, except from a broker-dealer registered with the SEC. The foregoing shall not apply to purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Bank or the Company even if such stock is attributable to Management Persons or their Associates or to negotiated transactions involving more than 1% of the shares of a class of stock.

 17. Resales of Stock by Management Persons

     Common Stock purchased by Management Persons and their associates in the Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person.

 18. Stock Certificates

     Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in the preceding sections. Appropriate instructions shall be issued to the Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

 19. Restriction on Financing Stock Purchases

     The Company will not knowingly offer or sell any of the Common Stock proposed to be issued to any person whose purchase would be financed by funds loaned to the person by the Company, the Bank or any of their Affiliates.

 20. Stock Benefit Plans

     The Board of Directors of the Bank and/or the Company intend to either (i) adopt one or more stock benefit plans for their employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock, or (ii) authorize existing plans to purchase additional shares of Common Stock and grant additional options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Offering subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank intends to authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Common Stock issued in the Offering. The Bank or the Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Offering, provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Company of (i) awards of Common Stock after the Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Common Stock issued in the Offering, (ii) options to purchase a number of shares of Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Offering and shares of Common Stock issuable upon exercise of such options, and (iii) Common Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Offering or at any time thereafter, in an amount equal to up to 10% of the number of shares of Common Stock issued in the Offering. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Company's Common Stock, or shares of Common Stock purchased by the Company or such plans on the open market. Any new Recognition Plans and new stock option plans will be subject to prior stockholder approval.

 21. Post-Reorganization Filing and Market Making

     The Common Stock is registered with the SEC pursuant to the Exchange Act, and the Company shall undertake not to deregister such Common Stock for a period of three years after the Offering.

 22. Payment of Dividends and Repurchase of Stock

     The Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its regulatory capital or the regulatory capital of the Bank to be reduced below the amount required under FDIC or FRB rules and regulations. Otherwise, the Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Following completion of the Offering, the Company may repurchase its Common Stock from time to time as permitted by the Department.

 23. Interpretation

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Company shall be final, subject to the authority of the Department.

 24. Amendment or Termination of the Plan

     If necessary or desirable, the terms of the Plan may be amended by a majority vote of the Company's Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the Department and at any time thereafter with the concurrence of the Department. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the approval of the Plan by the Department, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the Department and, if necessary, the FRB.

     Dated:    June 16, 1998